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                                                         EXHIBIT 10.2C


                               VMARK SOFTWARE, INC

                                    Amendment
                                       To
                         1991 Director Stock Option Plan

Section 5 (e) of the plan is amended, effective July 29, 1996, subject to stockholder approval as required by Section 10, so that it shall read in its entirety as follows:

(e)  Exercise Period
     ---------------

Each option may be exercised on a cumulative basis as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of such option, provided that, subject to the provisions of Section (5) f no option may be exercised more than 90 days after the optionee ceases to serve as a director of the Company and further provided that, in the event of a change of control of the Company, such option shall become fully exercisable. For purposes of the foregoing, a "change of control" shall mean (i) the direct or indirect acquisition by any person, entity or group acting in concert of more than 35% of the aggregate voting power of the outstanding securities of the Company having the right to vote at elections of directors,
(ii) a majority of the board on July 29, 1996 or for whose nomination for such membership a majority of such members voted in favor, or (iii) the disposition by the Company of substantially all its business, other than in connection with a mere change of place of incorporation or similar mere change in form. No option shall be exercisable after the expiration of ten years from the date of grant.